                                        TRANSCRIPT
                                            JANUARY 29, 2009
                                                                             Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Ladies and gentlemen, thank you for standing by, and welcome to the WMS Industries Second Quarter Results Conference Call. [Operator Instructions]  It is now my pleasure to introduce Bill Pfund, Vice President, Investor Relations. Please go ahead, sir.

William Pfund, Vice President, Investor Relations

Thank you operator.  Good afternoon and welcome to WMS Industries’ conference call to discuss our Fiscal 2009 Second Quarter results.  With me are Brian Gamache, Chairman and Chief Executive Officer and Scott Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer.  Orrin Edidin, our President, has been in London this week heading our presence at the International Gaming Expo trade show, or IGE, perhaps better known under its former acronym of ICE.  Although it has already been a long day for him, he’s joining us to answer questions following our prepared remarks.

Before we start, let me review our safe harbor language.  Our call today contains forward-looking statements concerning the outlook for WMS and future business conditions.  These statements are based on currently available information and involve certain risks and uncertainties.  The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008, and in our more recent reports filed with the SEC.  The forward-looking statements made on this call and web cast, the archived version of the web cast, and in any transcripts of this call are only made as of this date, January 29, 2009.

Now let me turn the call over to Brian.

Brian R. Gamache, Chairman and Chief Executive Officer

Thank you, Bill.  Good afternoon everyone.

This afternoon, we reported year-over-year quarterly revenue growth of 12% to $178 million, net income growth of 48% to $24 million -- inclusive of a $5 million pre-tax benefit from the cash settlement of a trademark litigation -- and 70% growth in quarterly cash flow from operating activities to $53 million.  These results, achieved in the face of the overall economic challenges that we’ve all been aware  of highlight our continuing ability to deliver steady growth in revenues, earnings and cash flow.  They are a clear sign that WMS has the right blueprint in place and the ability to execute on our strategies to develop products that casino customers and their players’ desire.  They are also demonstrating the powerful impact of our success in executing on our operating improvement and capital efficiency initiatives.

The 70% increase in quarterly cash flow from operations and the significant progress in improving operating asset and liability efficiency bolstered our already strong balance sheet, further strengthening our foundation to support ongoing product development, and other growth initiatives.  This consistent progress in achieving improvement in operating excellence is creating additional value for our shareholders.

In particular, I would note that our gaming operations revenues increased 16% and gross profit rose 20% year over year, driven by 8% growth in our average installed base and 10% growth in our average daily revenue, reflecting the continued strong play levels for our unique products.  Our great content and innovative products also led to continued new product unit sales growth worldwide.  North American shipments increased a healthy 8% and our international shipments grew 4% year over year.  As expected, our average selling price rose 8% to $13,686 reflecting demand for premium-priced products, particularly our new networked-ready Bluebird®2 gaming machines, which accounted for approximately 17% of the new unit mix.  WMS’ consistent growth in this difficult market is directly attributable to our expanding library of great products that out-earn our industry averages, which has led to further market penetration.

We achieved solid revenue growth of 13% in the first half of fiscal 2009 by staying focused on our key priorities.  While we expect continued growth in the second half of fiscal 2009, as anticipated, it will be at a lower growth rate than in the first half of fiscal 2009.  In today’s difficult economic environment, we’re maintaining our commitment toward market share and financial growth while remaining careful not to overextend or overreach.  With the positive response by customers to our products at both G2E and this week at ICE, and with continuing operating improvements, we are reiterating our revenue and margin targets for fiscal 2009.  With the solid results of our first six months under our belt, let me share with you some of the factors that support our expectations for the remainder of 2009.

First: the continued strength and play levels achieved in our participation business.   Our installed base of participation products increased by over 400 units since June 30, 2008 and with an installed base of 9,741 units at December 31,  we enter the back half of fiscal 2009 with an installed footprint that is at the high end of the guidance we provided for the average installed base for fiscal 2009.  With the launch of exciting new products, such as PowerBall® Power Seat™ on our Community Gaming® platform, two new Wizard of Oz™ games on our Transmissive Reels® gaming platform and the Time Machine™ game on our Sensory Immersion platform, along with the Reel ‘em In® Compete to Win™ that utilizes the capabilities of our Wide-Area Network to provide a unique gaming experience for players, we expect further momentum in additions to our installed base in coming quarters.  This is evidenced by the almost 2,100 open orders for new installs or game theme conversions, an amount consistent with the level of open orders over the past 20 quarters.  As such, we are on a track to exceed the high end of our guidance range for average installed footprint of participation units for fiscal 2009.  The 10% year-over-year increase in daily revenue per unit in the second quarter attests to the continued strong play levels and player appeal for our participation products.  The 3% quarterly sequential decline in this metric reflects normal seasonal fluctuations.  Against the backdrop of the sluggish economy, our daily revenue results for the first half averaged $67.66, which is 12% ahead of the comparable six-month period a year ago.  And thus far during the month of January, our WAP daily rate continues to demonstrate ongoing strong play levels, in spite of the slow economy; and it is above the rate we achieved in the month of January last year and for this past December.  Given the strong first-half results, we anticipate that we will likely beat the high-end of our annual daily average revenue guidance of $63.00-to-$64.00.

Second: favorable customer response to new products, particularly the forthcoming launch of the Bluebird2 mechanical reel gaming machine utilizing our Transmissive Reels technology, continues to support our expectations for market share improvement.  Taking together our results for the first six months and our open orders for another 10,000 units, we only have to source about 6,300 additional units to reach our projected guidance range of 29,200 to 30,000 units for fiscal 2009.  As our open orders are below the range of visibility we had at this time last year, this may lead to being at, or just below, the low end of our annual unit guidance range, offset by the expected upside from our growing gaming operations revenues.

We continue to expand the breath of our revenue base through the growth of our international business.  While economic challenges are evident in some regions, our opportunities are broadly based across the globe.  We have a talented sales and service team backed by a growing offering of high-earning, great products that customers want.  Last quarter, I mentioned the opportunity presented by two meaningful international orders, merely as an illustration of the expanded range of opportunities we were executing on in the international arena.  I am pleased to update you that we secured the first of those two orders and that we remain encouraged by the opportunity for the second order in the future.  As Bill mentioned, Orrin has been in London heading our presence at the ICE trade show.  I am pleased to report that our booth activity was brisk.  Customers came to the show prepared to buy and we achieved our expectations.  Especially noteworthy was the customers’ favorable response to our new expanded Orion and SiP offerings.

A contributing factor to the increase in total products sales revenues is the higher average selling price achieved, which largely reflects the favorable mix of premium products, particularly the introduction of the fully digital Bluebird2 platform with its higher selling price.  At $13,686 for the December quarter, the average selling price was 8% higher compared with the prior-year quarter’s ASP.  Even with the challenges of the economy, we have seen very good demand for Bluebird2 with its higher price point.  Our Bluebird2 gaming machines represented 17% of our total new product shipments in the December 2008 quarter and now account for 35% of our open orders globally.  The customer response to Bluebird2 has been extremely favorable, and we expect this to have additional favorable effect on our mix of products.

Third, our gross margin at 61%, up 270 basis points, and our operating margin at 17%, up 190 basis points, demonstrate the ongoing benefits of the continuous improvement and strategic sourcing initiatives our team is successfully implementing.  I could not be more pleased with the progress that the entire organization is making in improving our margins, which provides the opportunity to continue to fund new initiatives that will create entirely new revenue streams in the near future.

With the full-scale launch of the Bluebird2 cabinet in the December 2008 quarter, we achieved our target of keeping product sales gross profit margin in the line with the September quarter level of 50%.  That is 230 basis points above a year ago, despite the complexities of adding production for a new platform with its different parts and component supply chain.  Cross-functional teams from engineering, manufacturing, supply chain management, field service, development and design have done an exceptional job in bringing this fully digital, networked gaming platform to market amidst favorable reviews from our customers and players.  With the significant learning curve and improvements we’ve attained since we first launched Bluebird gaming machines five years ago, I am confident that we will continue to reap further benefits from the Company’s ongoing continuous improvement initiatives and the benefits from higher volumes of Bluebird2 gaming machines going forward.

Notably, we achieved the operating margin improvement even as we increased spending on our R&D efforts by 48% on a year-over-year basis.  With the operating leverage inherent in our organizational infrastructure, particularly as we more broadly implement our continuous improvement initiatives throughout the organization, we expect to continue to improve the operating margin even as we also fund accelerated R&D efforts to bring new products and revenue sources to market during the next few years.  We continue to aggressively pursue development of further innovation, technological advancements and unique gaming experiences – the fundamental elements that enable unique, new gaming products with high appeal to casino patrons that are the basic drivers of our increased market penetration and revenue increases.  As a result, we expect R&D expenses will be at the high end of our original guidance range of 13%-to-14% of total revenues in Fiscal 2009.

Even as we see R&D spending at the top end of the range, we are reiterating our guidance for an operating margin at 18-to-18.5 for fiscal 2009.  As we achieve the fiscal 2009 operating margin target, we believe we are well positioned to continue our progress in fiscal 2010 toward achieving our interim goal of a 20% operating margin.

I would now like to turn the call over to Scott who will provide some additional perspective on our progress with cash flow, improving working capital and other financial highlights.  Scott.

Scott D. Schweinfurth, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Brian and good afternoon everyone.

Our record financial performance is directly attributable to our continued successful execution against the five key priorities that have and continue to support financial growth.  These priorities are: 1) grow our North American market share by innovating differentiated products; 2) grow our gaming operations business while investing our capital deployed in that business in a manner that optimizes return on investment; 3) continue expanding our international business; 4) further improve gross profit and operating margins; and 5) increase cash flow.   The financial results discussed in our earnings release highlight progress related to each of these priorities, so I’ll focus my comments on a few other highlights.

First, remember that our revenue base is diversified across the gaming universe, both geographically and by customer.  Looking at our first six months, about 39% of our revenues are generated from the recurring revenue base of our gaming operations business, which as Brian just noted, is doing very well even in this challenging environment due to the strong player appeal of our high-earning games.   Game conversion kits, parts and used game sales account for another 8% of total revenues.  The remaining 53% of revenues come from new unit shipments.  Of these shipments, International customers in aggregate accounted for 37% of first half of fiscal 2009, with demand broadly based across a wide-range of markets, from Latin America to Asia to Western and Eastern Europe.  Additionally, about 25% of our new unit shipments are to Native American tribal customers; another well diversified customer base.   Nevada casinos in total represent less than 10% of new unit shipments.  The remaining 28% are to casino operators in Canada, Mississippi and Louisiana, Atlantic City, Pennsylvania, Oklahoma and the mid-western riverboat markets.

With our continued revenue growth and margin improvement, we are achieving meaningful progress in driving higher cash flow.  For the first six months ended December 31, 2008, our net cash provided by operating activities increased 45%, while net cash used in investing activities was essentially flat year over year for the comparable period.  Significant improvements have been made in driving up the efficiency of working capital utilization and capital deployed in our gaming operations business, even as we continue to grow that business.

The year-over-year improvements in working capital efficiency are quite visible on our balance sheet.  Inventories are down $25 million from a year ago and $11 million since June 30, 2008.  This is particularly impressive, as it includes the preparations for and launch of our new Bluebird2 gaming platform in the December 2008 quarter with its different parts and component supply chain.  This substantial achievement highlights the benefits from our use of lean sigma tools in the design of the cabinet and our cross-functional, collaborative teamwork efforts.  As a result of these improvements, inventory turns have improved 19% to 3.7 turns a year from 3.1 turns a year ago.

Similarly, our total current accounts and notes receivable are down $4 million or 2.5% compared to December 31, 2007, even as trailing 12-month revenues grew by over $100 million or 17%, and more recently, since June 30, 2008, total current accounts and notes receivable decreased $31 million, while revenues in the first six months increased $33 million over the comparable prior-year period.  Additionally, for the December quarter, we reduced days sales outstanding (DSOs) from 105 days a year ago to 90 days, again particularly noteworthy in this economic environment where companies are looking to retain their cash longer.  Importantly, we believe there are additional opportunities to improve processes and further improve our working capital efficiency – even as we expect to grow our revenues.

As a result, our balance sheet continues to be in excellent shape in this liquidity-sensitive environment.  At December 31, 2008, our cash, cash equivalents and restricted cash totaled $135 million, an increase of $8 million from September 30, 2008, even as we continued to self-fund our capital needs for our growing gaming operations business, expanded and further invested in our Chicago development and technology campus, and repurchased approximately 711,000 shares of stock for $16 million at an average price of $22.34.  Since the inception of the Company’s common stock repurchase program in January 2002, we have purchased approximately 7.6 million shares, or 11% of fully diluted shares, at an average price of $15.46 for a total expenditure of approximately $118 million. We presently have $85 million of availability of authorization for additional repurchases.

As we look at WMS’ continued evolution, I believe our cash flows demonstrate the balance we are achieving.  If one were to look back over the last 12 months, arguably one of the most difficult economic environments we’ve seen, we repurchased nearly 2 million shares for about $56 million.  More importantly, we invested $50 million into our high-return gaming operations business, another $50 million in capital expenditures for P,P&E to support our operational improvements and our work environment for employees, invested $17 million in licenses for intellectual property and spent $94 million for internal R&D activities – a total of $266 million while total cash increased $53 million.  And, we still have our full $100 million availability under our credit line.

I’ll reiterate what I said last call. In this challenging economic environment, it is very comforting to have our strong cash flow, a rock-solid balance sheet, a healthy cash balance, access to our $100 million credit line and prospects for continued growth.

With our strong balance sheet, significant improvements in operating execution and customer service, coupled with our broad array of high-earning products, we are well positioned to work with our customers and find innovative and responsive solutions to their needs.  With capital constrained for certain operators near-term, we will more fully leverage our strengths, with appropriate discretion, to help our customers get WMS’ must-have products on their floors.

We have experienced several years of extremely low replacements in the industry, and more recently the industry has been impacted by the slow economic conditions and a general reluctance by operators to over-invest in last generational products knowing that server-ready products were coming.  With the launch of the Bluebird2 video gaming machine in the December quarter and the Bluebird2 mechanical reel product in the current March quarter, we believe we are well positioned to continue to grow our market share as the industry replacement cycle improves in future years.

Today, we reiterated our fiscal 2009 guidance for 10%-to-12% revenue growth or a range of $712 to $728 million based on the visibility and factors that Brian mentioned.  For the March 2009 quarter, which we believe will be the most challenging of our fiscal year, we expect to achieve total revenues of $178 million to $185 million, with much of the anticipated year-over-year improvement driven by growth in gaming operations revenues.  As I noted last quarter, in each of the last two fiscal years, our third quarter revenues have ranged from 25%-to-27% of our annual revenue, and our guidance for fiscal 2009 third quarter is consistent with that range.  Our fiscal third quarter guidance takes into account that we expect the domestic marketplace to continue to be impacted by the slow replacement cycle, a low-level of new casino openings and expansions and the tough comparisons with March 2008 results.  Remember, unit shipment visibility in the year-ago quarter benefited from the expansions at several Native American casinos in California that received expansion approval with the successful referendum results, plus exceptionally strong international growth.

Our third quarter revenue guidance implies a fourth quarter revenue range of $204 million to $214 million representing year-over-year growth of 10%-to-15%.  While the March 2009 quarter will have few casino expansions or new openings, based upon customers’ scheduled openings, we expect an up-tick in the June 2009 quarter.  Our guidance reflects our realistic assessment based on the visibility we have for existing organic growth trends, as well as our sensitivity for typical seasonal influences on average daily revenue in our gaming operations business and the anticipated impact on consumer spending related to the economic environment.

And with that, let me turn the call back to Brian for final comments.

Brian R. Gamache, Chairman and Chief Executive Officer

Thanks, Scott. As we continue pursuing the operating priorities that Scott mentioned, each of which is contributing to our near-term success, I want to conclude by also reviewing those efforts that support our long-term vision.

Ever since we began articulating our three-part technology improvement plans some seven years ago, we have been totally committed to creating, licensing, and acquiring intellectual property and advanced technologies to strengthen our competitive capabilities to provide for sustainable growth opportunities in the next evolution of the gaming industry with the advent of network gaming.

Unlike some, WMS has pursued a development path to commercialize unique server-foundational products ahead of the full adoption of floorwide network gaming. From the great success we’ve achieved with the foundational technologies deployed in our Community Gaming, Sensory Immersion, Transmissive Reels, and most recently, Adaptive Gaming Participation platforms, to the launch of our Bluebird 2 fully digital gaming cabinet, WMS’s approach has never wavered. The success of our products has enabled us to deepen our penetration across the casino floor and further differentiate WMS from our competitors.  The result is testimony to the benefits of the company’s bank-by-bank implementation plan, focused on commercializing new products at each step along the technology path, and we are now approaching the threshold for entering the next round of network gaming.

In December 2008, WMS achieved two significant milestones that highlight our continued progress to add systems capabilities to our product portfolio. First, our agreement to place customized Star Trek games at Harrah’s properties. These games featured unique system capabilities, allowing members of Harrah’s total rewards program to log onto Star Trek games at Harrah’s properties merely by inserting their total rewards card into the player tracking reader on the gaming machine. This feature is made possible, through the system interfacing with Harrah’s proprietary total reward system, with the server enabled capabilities of WMS’s wide area network. This is a small yet important example of the many possibilities available in a network gaming environment that align our product capabilities with our customers’ interests to deliver solutions that support their strategic efforts.

The second milestone was the approval by the Nevada Gaming Commission of the first generation WAGE-NET system, including the remote configuration and download of applications. This first version of WAGE-NET is GSA compliant and demonstrates our total commitment to support open architecture and standards based protocols that our casino customers want and should expect, and will further be refined as we move towards the first commercialized network application enabled by WAGE-NET system, which we expect to introduce really roughly a year from now.  While Nevada’s approval has no immediate revenue implications for fiscal 2009, this is a very important milestone in our path towards selling systems applications in the network world.

At G2E, many of you saw our fifth and sixth foundational technology platforms. Our account-based wagering platform and the portal technology platform will provide significant personalization of the gaming experience for players. Both platforms are WAGE-NET enabled. These systems applications are scalable, and due to the significant flexibility of the WAGE-NET system, can be implemented in both fully networked casinos and in today’s SAS environments.  These platforms will provide entirely new revenue stream opportunities to WMS, and we expect them to generate applicable systems type margins.

WMS has often been characterized as not being in the systems business. Depending on one’s definition of systems, that may have been historically a true statement, but in addition to our wide area progressive and local area progressive systems, and our Star Trek adaptive gaming system, the approval of WAGE-NET is a meaningful step in changing the nature of our positioning for the future and in building the foundation for entirely new revenue streams from systems applications.  Through the use of industry standard communication protocols, in a truly open architecture, our approach is aimed at creating and delivering high return benefits to our customers for which WMS has been known, while utilizing the increased power and capabilities of a service supported high-speed network to create exciting new gaming experiences for players.

Our network gaming R&D efforts over the past years have been dedicated to our wide area network and our WAGE-NET system. And the new applications that will be enabled in an open architecture gaming environment, coupled with our competitive strength for developing player appealing content, we believe we are in a strong competitive position to generate additional stockholder value.

As we look to fiscal 2010, we are optimistic about our prospects for continued profitable growth. Not only will we begin to reap the benefits from our focus and investment in preparing for the network gaming, with the new revenue sources, but as the economy stabilizes, we expect the replacement rate for gaming machines in North America will begin to improve.  Even as we remain grounded in the realistic expectation for near-term revenue growth, we continue to emphasize disciplined improvements in our spending and investment for achieving sustained long-term profitable growth. We anticipate that with our focus on operating execution and the creation of intellectual property, we will build long-term value and yield rewarding results for our stockholders.

Now, we will be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Our first question is coming from the line of Joe Greff, JPMorgan.

<Q – Joe Greff>: Hey, guys. How are you?

<A – Brian Gamache>: Hey, Joe.

<Q – Joe Greff>: Just a question for you, I think there might be some confusion because I’m getting some e-mails here, but you are reaffirming full year revenue guidance, though the composition of that has changed.

<A – Brian Gamache>: Right.

<Q – Joe Greff>: Product sales are a little bit below where you guys have talked about earlier and that’s --.

<A – Brian Gamache>: Well, we said the guidance we gave Joe would be either at the low end of the guidance or slightly below, but that would be offset by the gaming operations accelerating revenues.

<Q – Joe Greff>: And that’s --.

<A – Brian Gamache>: And obviously as you know that’s a higher margin business, so the flow-through in that additional revenue should be accretive.

<Q – Joe Greff>: All right. And that’s on the win per-unit per day, not on unit -- on the game --

<A – Brian Gamache>: No -- that’s actually – yes.

<Q – Joe Greff>: Okay. And based on what you see so far in January, and what you are expecting in terms of the mix change, do you think that the levels that you did last quarter can carry through the next couple of quarters on a win per unit per day?

<A – Brian Gamache>: Well, the answer is we are very optimistic based on the January results we’ve seen thus far. In addition we’ve got some very exciting new products coming out in the second half of the year. POWERBALL Power Seat, Reel ‘em In Compete to Win, Big Event Poker, Time Machine, we have two Wizard of Oz Transmissive products. So we have a full array of products being launched in the second half. And we are already at the upper end of our guidance on the footprint. So we think that that will bode well for both footprint and yield, particularly in the fourth quarter.

<Q – Joe Greff>: Okay, great. Excellent. And you also reaffirmed your EBIT margin guidance. So do you think by the end of June, you are at a sustainable 20% EBIT margin level?

<A – Brian Gamache>: That’s an operating margin, Joe.

<Q – Joe Greff>: I’m sorry -- operating margin, yes.

<A – Brian Gamache>: We’ve been shooting for that 20% margin for a number of years. I’m looking at Scott because it’s something we talk about every couple of days. I think we’ll get there in the coming quarters, and it’s going to be a combination of additional operating excellence,  process improvements, and higher volume. And I think we’ll get -- we’re in a very close range of achieving these goals.

<Q – Joe Greff>: Okay. And then one housekeeping item for Scott. Your EBITDA -- reported EBITDA for the quarter, does that, the $61.9 million, does that include the patent settlement?

<A – Scott Schweinfurth>: No, because the patent settlement is down in interest and other income.

<Q – Joe Greff>: Okay. Great. Thanks guys.

<A – Brian Gamache>: Thank you.

Operator:  Our next question from the line of David Katz with Oppenheimer. Please go ahead.

<Q – David Katz>: Hi good afternoon.

<A – Brian Gamache>: Hi, David.

<Q – David Katz>: So my question is mostly about your SG&A and I guess that’s one of the line items I spend a lot of time trying to figure out.  When the leverage to that really kicks in. I know that R&D has continued to ramp up and the fruits of that investment are obvious. But on the SG&A side, if you could just sort of talk about how you see that rolling out into the future, and to the degree that you can discuss beyond the end of the fiscal year, that would be helpful also?

<A – Brian Gamache >: Okay. I think the guidance we gave on SG&A, David, is still consistent with where we think we’re going to end the year. I want to just reiterate that the first two quarters of our year, Q1 and Q2 are traditionally our slowest two quarters. And as we ramp up in Q3 and Q4, as a percentage of revenues, that number will decrease. So I think the guidance we gave on the August call a year-ago is pretty consistent. Dave, you still there?

<Q – David Katz>: Yes. Okay. I’m all set.  Thank you.

<A – Brian Gamache>: Okay.

Operator:  Our next question from the line of Steven Wieczynski with Stifel Nicolaus. Please go ahead.

<Q – Steven Wieczynski>: Hey, good afternoon guys.

<A>: Hey, Steve.

<Q – Steven Wieczynski>: Just to follow up on that SG&A question, you talked about bad debt expense increasing in the release.  Can you kind of go into that a little bit in more detail?

<A – Scott Schweinfurth>: Sure. I think quarter-over-quarter, it was up by about $0.5 million, and that merely represents, let’s say, taking a harder look at what’s going on in the economy.

<A – Brian Gamache>: Again we’re not saying that that’s a hard number, David, we’re being conservative, as Scott said. When you look at our last several years, we’re less than one half of 1% on a bad debt expense. So we’ve managed our debt -- bad debt here pretty carefully, so we don’t expect a problem going forward.

<Q – Steven Wieczynski>: Okay. And there was a 15% jump there in daily fee games owned by casinos.  Anything we should be looking at there?

<A – Scott Schweinfurth>: No, I think that’s just based upon the popularity of the titles that we had out for that particular pricing model.

<Q – Steven Wieczynski>: Okay. Got you. And then finally, Brian, you’ve done a great job in terms of where you’ve gotten your product sales margins, but now they are creeping above 50%.  Where do you expect those to go over the next couple of years?

<A – Brian Gamache>: Well, again, I think I have said previously that we would not be satisfied until we get to the mid 50% range, which is where some of our large competitors have traditionally been. And we think that we could probably get to those levels some time in fiscal 2010, given the leverage we have in our pricing, and also the progress we are making in our supply chain areas. That’s something we have in our sights, and I think we can get there some time in 2010, Steve.

<Q – Steven Wieczynski>: Okay, great. Thanks, guys.

<A – Scott Schweinfurth>: Franz could I just correct one thing? I’ve now gone back and looked at the EBITDA, and the question that Joe Greff asked about the settlement of the trademark. It was in EBITDA, so the tax-affected number would be $5 million (sic) sitting in the EBITDA. And now we will take the next question, Franz

Operator:  Our next question is from the line of Celeste Brown with Morgan Stanley. Please go ahead.

<Q – Celeste Brown>: Hi, guys. Good evening.

<A>: Hi, Celeste.

<Q – Celeste Brown>: A few questions for you. First, how are you thinking about using your strong balance sheet to help your capital constrained customers, and I guess 1-A is how would that -- how could we expect to see that flow through the revenue line, if it’s not a traditional straight out purchase?

<A – Brian Gamache>: It’s a good question, Celeste. I think the -- we are a Midwestern conservative based company and we have very strong feelings about having a strong balance sheet. But that being said, when there are solid customers that -- they are in a little bit of a pinch and don’t have the capital to spend who want our games, we will look at flexibility in our pricing mechanisms, and we’ve got several things that we’re analyzing now, but we are never going to put ourselves in jeopardy. And the deals we’re looking at would be very solid deals that would be incremental in our ability to gain more market share or floor space. So we think it could be a very significant part of our strategies here in the last half of ‘09 and going into ‘010. And it’s something, again, we’re going to look at restrictive buckets of risk that we would take along these areas. But we think that the kind of customers we’re talking about, there is very little risk, and it’s something we can do to add incremental revenue.

<Q – Celeste Brown>: And how would -- I guess it’s preliminary yet -- but how would those units flow-through?  Would we see them show up in participation or purchase where we would see the units and the revenues up front, but the cash flowing in later?

<A – Scott Schweinfurth>: Right. There are several things that we’re looking at, Celeste. One of the things would just be merely – what, I’ll say terms related.  And so you may see -- that impact would be DSOs going up some, because we would be giving customers greater terms to pay the invoices over. We’re also looking at financing leases, and under a financing lease that would have somewhat the same effect, where we would be able to record the revenue, but we wouldn’t be receiving the cash immediately. It would be paid over whatever the term of the lease may be. We’ve looked at doing some operating leases. The operating leases would show up as capital in -- use of capital in the gaming operations business, and it would sit on our balance sheet in our gaming operations capital. And we would be getting lease payments over a period of time.

<A – Brian Gamache>: I want just interject here, if I may here, Celeste.  This is a few thousand units. We’re not talking about going crazy here. This is a few thousand units to help some of our more well capitalized customers get over the hump here, and we will do that because of our relationship with them and again our ability to gain more presence on their floors.

<Q – Celeste Brown>: Of course. I wasn’t concerned that you would stress your liquidity -- just trying to understand how we could expect to see it flow through. And then – I guess my second question, and you may not be willing to comment on it, but there is a big brouhaha about the shares that Sumner Redstone owned, and we haven’t heard anything for a while. Can you give us an update as to your stance or if there is any plans on WMS’s part to purchase those?

<A – Brian Gamache>: Well, we do not comment on National Amusement’s investment strategies. We have been in contact with Mr. Redstone’s advisors, and we read the same newspapers as you do. We have not received an indication of what their plans are related to WMS shares, but just to remind everybody, we have an $85 million buyback plan in place, and we would obviously look at every opportunity that was presented to us to continue to build shareholder value.

<Q – Celeste Brown>: Thank you.

<A – Scott Schweinfurth>: Okay.

Operator:  Our next question is from the line of Bill Lerner with Deutsche Bank. Please go ahead.

<Q – William Lerner>: Hey, guys.

<A – Scott Schweinfurth>: Hi Bill.

<Q – William Lerner>: A couple of questions or a few questions, one regarding mix.  I think you said 17% of your new unit mix this quarter was Bluebird 2, and you’re guiding or you expect the full year to come in at -- the full fiscal year to come in at 35%, or maybe that’s where you will be in the second half, or --

<A – Brian Gamache>: That’s the open orders, Bill, are at 35%.

<Q – William Lerner>: Open orders.  Okay, so -

<A – Brian Gamache>: Just to give you a little color on that, that’s broken out by 47% in North America and the rest -- again it gets down to 35% globally. But that’s way above the 15 to 20% we had budgeted for internally in our fiscal ‘09. So the response we’re getting to Bluebird 2 is beyond any of our expectations, so we’re very thrilled. And again, given the higher price point and the higher profitability in these games, it could only be a good thing.

<Q – William Lerner>: Okay. That’s really where I was going. Guys, maybe this is a North American question, because it depends on geography, but the premium in ASP, is it what, like 19, 20% versus Bluebird 1, maybe again that’s North America?

<A – Brian Gamache>: That’s about right.

<Q – William Lerner>: Okay.

<A – Brian Gamache>: That’s about correct Bill.

<Q – William Lerner>: Okay. All right. And then I guess a couple of other ones. Game ops, you guys grew sequentially, you grew margins, I think it was 90 basis points, but interest rates are zero. So is that all yield, guys, or is there something else going on? I guess the question is how, in an interest rate environment like this, unfavorable for game ops, do you actually grow your margins by nearly 100 basis points to 82% there?

<A – Scott Schweinfurth>: Bill, we’re different than our largest competitor in that I think we’ve only had two jackpots that have been won over the term that pay out over a period of years. So movements in interest rates have absolutely no impact on WMS’s results.

<A – Brian Gamache>: Material impact.

<A – Scott Schweinfurth>: Yeah, because it’s such a small piece. So yes, the increase is attributable to better performance.

<Q – William Lerner>: Okay. That’s great. And then just qualitatively, what are customers asking for, can you give us as sense of -- or sense for behavior?  Both you guys and IGT obviously grew game ops or participation units, certainly relative to our expectations, higher or by more than we anticipated. But is it -- what are people saying, I mean are they saying we want to keep the floor fresh, we have no capital budget and we will put in participation games.  Or are they saying we are going to wait for some period of time, we think the games are fresh, even though they probably aren’t. I mean just anything qualitative that will help us get a sense of what your sales guys are experiencing will be helpful.

<A – Brian Gamache>: I think that the wide area progressive percentage of coin in Bill is still a challenge. It’s always going to be a challenge, but when you have products like Wizard of Oz and Top Gun and other games that we’ve done -- that have done so well, it’s easier to gain that floor space. We have -- again people coming out of G2E are very excited about the Reel ‘em In Compete to Win product, they are excited about the POWERBALL Power Seat product, so we’ve got great momentum and I think that when you look at the power of our earnings of these games, we have over a thousand WIZARD OF OZ games out there today and that’s beyond anything we ever thought possible, so -- and they are staying out there. So I think that it’s really about the strength of the content, and if our games continue to hold up, people will look to the participation games to augment some of their capital issues to keep their floors fresh and keep the customers happy. So that has worked a little bit in our favor.

<Q – William Lerner>: Okay. And then the last one for me, either Brain or Scott, I guess. Free cash flow for the first six months or -- it looks like you’re run rating about 200 million in free cash flow in what everybody is seeing as the worst environment in the memorable history of course for your business and for many other things. So that in the normal environment, obviously it’ll grow. What do you do with free cash flow? Obviously you can buy back stock and you have very little, relatively speaking very little debt to consider. Where are there any sort of gaping holes on the technology side that we may be – that we should be thinking about?  Or what else do you do with cash other than just grow it?

<A – Brian Gamache>: Well, that’s a great question, Bill. I think our balance sheet continues to grow stronger every quarter, from the cash that we’re accumulating, and that $200 million run rate is -- that you mentioned is an ambitious one, but we think eventually we will get there. That being said, there are a lot of things out there, from an R&D standpoint, from a technology standpoint, from a licensing standpoint, from a tuck-in acquisition standpoint that we could absolutely pursue in order to grow our revenue stream three, four, five years from now. When you look at the development that we’ve done over the last five years, it’s really come to fruition now -- the types of platforms, the complicated platforms that we’re bringing into the market -- the reason we’re doing so well is they are unique and differentiated, and they take years to incubate. So I am very comfortable saying that my first choice of our cash is to continue to invest it internally, and then obviously on opportunistic -- when the opportunity arises to buy back the stock prudently, and then other sources, whether it would be acquisitions or whatever would be third. So we’ve got a lot of opportunities out there to continue to stoke the pipeline of product innovation and I’m very excited about that.

<Q – William Lerner>: Okay, all right. Thanks, guys.

Operator:  Our next question from the line of Steven Kent with Goldman Sachs. Please go ahead.

<Q – Steven Kent>: Hi, good afternoon.

<A – Brian Gamache>: Hi, Steve.

<Q – Steven Kent>: Just – Hi. Two questions. First, did you see any trail-off in orders for games as you ended calendar ‘09? It doesn’t really sound that way, but I just wanted to once more, make sure that you are not seeing that weakness that we’re seeing in just about every other consumer segment? And then the second question is just on R&D, just the dollar amounts, Brian, they keep on increasing, and I’m just wondering is there a specific project or initiative that you’re spending that money on that maybe you could share with us, or is that just continuing to focus on game creations?

<A – Brian Gamache>: Let me take the second question first. And that is, there is a number of initiatives, there’s a number of applications, there’s a number of different technology platforms that we’re developing, whether it be the account-based wagering or the portal technology, that we believe are essential to giving those value propositions to the customers. And again these things all take time and head count, and this is nothing we hadn’t anticipated. So I think going back to the original question, the $100 million guidance that we gave as a percentage of revenues is still good. And as I answered the first question about SG&A to David Katz, this too will smooth out as Q3 and Q4 as a percentage of revenues. We think we sit today at the high-end of 13 to 14% range.  We’ll still be in there.  And again we think that’s the best return on capital we can do – give to our shareholders, because we have proven we can create that R&D investment into future revenue streams. I think that’s the best way to build shareholder value. That answer your question, Steve?

<Q – Steven Kent>: Yeah, you did on the R&D, but again did you say anything about the -- any trail-off in the quarter?

<A – Brian Gamache>: The trail-off in the orders, we didn’t see it in October. We did see it after January 1. Typically most of our customers are on a 12/31 fiscal year. And we would expect to see a plethora of orders, the first couple weeks in January, because like every company, they want to make sure when they have the capital, they don’t lose it down the road. We’re seeing a little bit more conservatism in the release of calendar ‘09 capital. And I think that’s why you see the backlog is little bit slightly less than it was a year-ago. But we anticipate that customers are being apprehensive in releasing the capital until they are confident that the consumer sentiment and the economy is not going to get any worse than it is today. The majority of our customers are still doing okay. Some of our customers are struggling, but again the majority of our customers out there are still growing share and revenues. So we hope that that apprehension declines here in the next couple weeks, but it’s not something that we have ever seen before, because typically the first part of January, we’re very busy writing orders and hopefully that’s going to pick back up here shortly.

<Q – Steven Kent>: But that’s being more than offset as you said before by the shared revenue participation games?

<A – Brian Gamache>: That’s correct. Yeah, I think in a normal situation, Steve, we would be raising guidance today, given the first half of the year that we had, but unfortunately we are looking at the product sales as a little bit of a bump in the road here, but we think because of the quality of our content, and the products and the demand that we have coming out of G2E and ICE, this is a short-lived bump in the road.

<Q – Steven Kent>: Okay. Thanks, Brian.

Operator:  Our next question is from the line of Ralph Schackart from William Blair. Please go ahead.

<Q – Ralph Schackart>: Hello, this is Ralph Schackart, good afternoon guys.

<A – Brian Gamache>: Hello Ralph.

<Q – Ralph Schackart>: A few questions.  I’m sure you are waiting for all the data to come in for the quarter, but can you just sort of let us know big picture how ship share trended in the quarter, up, down, sort of year-over-year?

<A – Brian Gamache>: I think my gut tells me, Ralph – because we won’t know until our other two competitors announce – my gut tells me we’re in the 23, 24% range in the quarter. But that -- again that’s just our internal instincts. I think we are making progress, particularly in the reel spinning realm. 27% of our shipments over the last four quarters have been reel spinning product and with our Bluebird 2 mechanical reel coming out in Q4, we think that that’s going to be another opportunity for us to gain market share accretion. So I think that we’re still gaining market share, and albeit the time is very difficult, we are getting a good percentage of our customers’ allocations.

<Q – Ralph Schackart>: Great, that’s helpful. And one more if I could, Brain you touched on this earlier about interest in new games. Maybe you could spend a little bit of time on the new Time Machine game, a little bit different genre if you will from sort of the action thriller inset game and can you talk about the pipeline and the new concepts that you showed at G2E and some further discussions I’m sure you’ve had with customers beyond that, how they are thinking about the new games coming out?

<A – Brian Gamache>: Ralph, I am going to ask Orrin to answer this. Orrin, can you jump in?

<A – Orrin Edidin>: Yes, sure, Brian. Yeah, the category strategy -- form factor strategy has really been paying off dividends when we talk about Transmissive Reels, Adaptive Gaming, Sensory Immersion, and the like. And we are continuing to exploit those form factors while introducing entirely new categories in the next -- over the remainder of this fiscal year.  And you mentioned a couple of them -- Time Machine -- that could be -- that’s a wide area progressive game, that’s in the Sensory Immersion format. MONOPOLY Grand Hotel, which is a Big Event style game.  The three reel mechanical on Bluebird 2 -- that’s also Wide Area Progressive. Over the remainder of this quarter, we will also bring out a Jackpot Party Keno multi game, another MONOPOLY standalone game, a new form factor, which would be our Reel ‘em In Compete to Win, which is sort of a nationwide tournament game on a Wide Area Progressive format, coming out in early Q4. In addition to a new poker game in the Big Event format. So it’s a relatively deep portfolio on the participation side that I’m sure will continue to grow that base, no doubt, over the remaining months of this fiscal year.

<A – Brian Gamache>: And the unique thing, Ralph, about what Orrin just mentioned is there nothing that’s “me too” in all those products. Those are all differentiated, out of the box thinking products that are going to appeal to a broad base of customers out there. So that’s why when I was asked the question earlier about is the gaming ops going to benefit in footprint and yield, and the answer is yes. We think it’s going to affect both parties and have a significant impact on our revenues, particularly in Q4.

<Q – Ralph Schackart>: But you feel pretty good that as you are moving into new directions on the content side, out of sort of action thrill, that there’s good initial response, and the roll out should be hopefully sort of consistent with previous products?

<A – Brian Gamache>: One of the things that we do pretty well here Ralph is we benchmark through market research, all of our product launches. We have beta sites and so forth.  And the products that Orrin mentioned -- I just saw the report the other day – are testing very, very well and have performed above our expectations, thus far for the first several of these product intros that are out there on test. So yes, I feel very good about the playing -- to continue to give the value to our customers.

<Q – Ralph Schackart>: Great. That’s helpful. Thanks, Brian.

Operator:  Our next question is from the line of Todd Eilers from Roth Capital Partners. Please go ahead.

<Q – Todd Eilers>: Hi, guys. How are you?

<A – Brian Gamache>: Hi, Todd.

<Q – Todd Eilers>: Just one question related to the international business, I think you guys mentioned the two large contracts, one of which you signed. Can you tell us whether you’ve included one or both of those pieces of business in your fiscal ‘09 guidance?

<A – Brian Gamache>: Yes, one of them has been partially shipped and will continue to ship into Q3, and the other is still, I believe pending. So that is not in our guidance.

<Q – Todd Eilers>: Okay. And if you were to sign it, do you anticipate to ship it in fiscal ‘09 or would that be more of a fiscal 2010 event?

<A – Brian Gamache>: Well, obviously the longer it takes to get it in the barn here, the least likely it is to ship in this year, so we’ll update you more, but probably late Q4, if it all in ‘09, but we got our fingers crossed.

<Q – Todd Eilers>: Okay. And then aside from the two large contracts, can you maybe talk a little bit more about the international markets. What are you seeing out there?  Is -- have we started to see a bit of a slowdown similar to the domestic markets, and if so, maybe which markets are those, just in general what are your thoughts?

<A – Brian Gamache>: Well we still have plenty of opportunities internationally, and we believe that, again, internationally, our goal right now --- it’s about 30 – mid-30s percent of our ship share over the last several quarters, and we want to get that up to 50% of our box sales over the next several years. So we still believe that the opportunities for WMS to expand its revenue streams in international, profitable markets is very high. With that being said, I believe Western Europe and Asia, which have been -- typically been very good areas for us -- have kind of seen a slowdown since the fourth quarter of calendar ‘08. We still are seeing very good results in South and Latin America, Central America, and Eastern Europe. So there are certain spots that are equaling the weak -- spots of strength. So we continue to look under every rock out there and we are continuing to think that although the international market continues to be challenged, we will have a very solid second half. I heard today we had a very good ICE show and the results from that will be very applicable to the second half of this year. And I think that we will make our goals, albeit in a difficult manner, that we had established.

<A – Scott Schweinfurth>: I’d say another thing is, we’ve been surprised at the initial acceptance of Bluebird 2 in the international market, because for the most part, that group is not thinking about network gaming at this point in time. But there’s been great interest.

<A – Brian Gamache>: And typically a market that is very price sensitive. They have certainly no price resistance to that product, and that’s very encouraging as well.

<A – Orrin Edidin>: And Brian we would be remiss not to mention the reception we had to the Orion product at the show, with the new N-Able operating system and Twinstar 2 platform, the feedback has been terrific and there’s a building backlog there as well.

<A – Brian Gamache>: Great. Thanks, Orrin.

<Q – Todd Eilers>: Okay. Great. Thanks guys.

Operator:  Speakers, there are no further questions at this time, you may continue with your presentation or closing remarks.

Brian R. Gamache, Chairman and Chief Executive Officer

Operator thank you very much andthank you for joining us on the call today.  We look forward to reporting our additional progress on our next call which we will have to discuss March 2009 quarter results.

Operator:  Thank you ladies and gentlemen. This does conclude the conference call for today. We thank you all for your participation and kindly ask that you please disconnect your lines. Have a good evening everyone.

Product names mentioned are trademarks of WMS, except for the following:

G2E is a registered trademark of Reed Exhibitions, a division of Reed Elsevier Inc., and the American Gaming Association.  Used with permission.

POWERBALL is a trademark of Multi-State Lottery Association.

STAR TREK: TM & © 2009 CBS Studios Inc.  All rights reserved.  STAR TREK and related marks are trademarks of CBS Studios Inc.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co.  © 2009

TOTAL REWARDS is a trademark of Harrah’s License Company.